EXHIBIT 99.A
News

For Immediate Release

El Paso Provides Update at Howard Weil Energy Conference

HOUSTON, TEXAS, April 4, 2005—Doug Foshee, president and chief executive officer of El Paso Corporation (NYSE:EP), in a presentation at the Howard Weil Energy Conference later today, will outline progress in debt reduction and asset sales and review growth opportunities for its businesses, consistent with El Paso’s March 17 analyst meeting. Foshee is scheduled to present at 1:15 p.m. Central Time. Slides are available in the Investors section of El Paso’s Web site at www.elpaso.com.

Additionally, Foshee is reporting that El Paso Production Company, a subsidiary of El Paso Corporation, has tested its recent deep-shelf discovery in the Gulf of Mexico. The West Cameron 75 No. 1 well was tested with almost 14,000 pounds per square inch of flowing wellhead pressure and has anticipated deliverability of approximately 40 million cubic feet per day. The well, located 15 miles offshore Louisiana in about 35 feet of water, was drilled to a total measured depth of 22,824 feet. El Paso Production Holding Company operates the well and owns a 36-percent working interest and an approximate 30-percent net revenue interest. The first 25 billion cubic feet equivalent produced from the reservoir in which the well is located qualifies for royalty relief from the U.S. Minerals Management Service. Production from West Cameron 75 is expected to begin in the fourth quarter of 2005 after installation of facilities.

As soon as West Cameron 75 is secured, El Paso will begin drilling a second deep-shelf prospect in an offsetting block, West Cameron 62, from the same surface location. The company expects to finish drilling this well to a total measured depth of 20,700 feet in the third quarter of 2005. El Paso has a 60-percent working interest before casing point in this well. Following the well on West Cameron 62, further development on West Cameron 75 may resume.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction and asset sales targets; the successful drilling, completion and operation of the West Cameron properties; the uncertainties associated with governmental regulation; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Aaron Woods, Manager
Office: (713) 420-6828
Fax: (713) 420-6341